Credit Suisse Trust Small Cap Growth Portfolio
Securities Purchases during an Underwriting involving
Credit Suisse Aset Management, LLC subject to Rule 10f-3 under the Investment Company Act of 1940.

For the period ended December 31, 2002


Portfolio:			Credit Suisse Trust Small Cap Growth Portfolio


Security:			K-V Pharmaceutical Class A


Date Purchased:			07/01/02


Price Per Share:		$23.50


Shares Purchased
by the Portfolio *:		166,100


Total Principal Purchased
by the Portfolio *:		$3,903,350


% of Offering Purchased
by the Portfolio:		4.15250%


Broker:				Banc of America Sec. LLC / Montgomery Sec.


Member:				CS First Boston



Security:			USI Holdings Corp.


Date Purchased:			10/21/02


Price Per Share:		$10.00


Shares Purchased
by the Portfolio *:		377,500


Total Principal Purchased
by the Portfolio *:		$3,775,000


% of Offering Purchased
by the Portfolio:		4.19444%


Broker:				Merrill Lynch, Pierce Fenner and Smith


Member:				CS First Boston